EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

Thomas A. H. White
Vice President,
Investor Relations
423.755.8996

Linnea R. Olsen
Director, Corporate Relations
207.575.4452

UNUMPROVIDENT
CORPORATION

1 FOUNTAIN SQUARE,
CHATTANOOGA, TN 37402

2211 CONGRESS STREET,
PORTLAND, ME 04122

www.unumprovident.com

November 6, 2002

UnumProvident Corporation Reports
Third Quarter of 2002 Earnings

Portland, ME and Chattanooga, TN – UnumProvident Corporation (NYSE: UNM) today reported after-tax operating income before special items and net realized investment losses of $155.0 million ($0.64 per diluted common share) for the third quarter of 2002. These results compare to $148.6 million ($0.61 per diluted common share) for the third quarter of 2001. Including the impact of the attacks on the United States on September 11, 2001, which resulted in after-tax losses of $15.6 million ($0.06 per diluted common share), income before net realized investment losses totaled $133.0 million ($0.55 per diluted common share) in the third quarter of 2001.

Net income for the third quarter of 2002 was $109.2 million ($0.45 per diluted common share) compared to $127.1 million ($0.52 per diluted common share) in the third quarter of 2001. Included in the net income results are net realized after-tax investment losses of $45.8 million ($0.19 per diluted common share) in the third quarter of 2002 and $5.9 million ($0.03 per diluted common share) million in the third quarter of 2001.

Chairman, President and Chief Executive Officer J. Harold Chandler said, “Third quarter results were in line with our plans and the expectations of the market. However, we remain conservative in our forecasting due to the less favorable economic environment that is generally predicted by most public and private sources. Nevertheless, our focus remains on operating our Company more efficiently and selectively extending our leadership positions.”

Results by Segment

The Employee Benefits segment, which includes group disability, group life, accidental death and dismemberment coverages (“AD&D”), group long-term care, and the results of managed disability, reported income before net realized investment gains and losses and federal income taxes (“income”) of $149.1 million in the third quarter of 2002, compared to $126.4 million in the third quarter of 2001. Excluding before-tax losses of $14.0 million related to September 11th, income in the year ago quarter was $140.4 million.

Within the segment, the group disability line reported income of $85.4 million compared to $79.1 million in the prior year third quarter. Excluding before-tax losses of $7.3 million related to September 11th, income in the year ago quarter was $86.4 million. The lower earnings are the result of a decline in earnings in the Company’s short-term disability line of business, which more than offset an improvement in earnings in the long-term disability line of business.

Also within the Employee Benefits segment, the group life, AD&D, and group long-term care lines of business reported income of $59.2 million, compared to income of $44.1 million in the year ago quarter. Excluding before-tax losses of $6.7 million related to September 11th, income in the year ago quarter was $50.8 million. The improvement was primarily the result of earnings improvement in the group life and group long-term care lines, which more than offset a decline in earnings from the AD&D line of business.

Premium income for the Employee Benefits segment increased 6.6 percent to $1,176.1 million in the third quarter of 2002, compared to $1,102.9 million in the third quarter of 2001. New annualized sales (submitted date basis) for group long-term disability increased 16.9 percent to $63.0 million in the third quarter of 2002, from $53.9 million in the third quarter of 2001. Consistent with the Company’s revised strategy, new annualized sales (submitted date basis) for group short-term disability fully-insured products declined 43.8 percent to $13.2 million in the third quarter of 2002, from $23.5 million in the third quarter of 2001, while group short-term disability administrative services only (ASO) premium equivalents increased 18.7 percent to $15.9 million in the third quarter of 2002, from $13.4 million in the year ago quarter. New annualized sales (submitted date basis) for group life, AD&D, and group long-term care totaled $50.2 million in the third quarter of 2002 and $50.1 million in the third quarter of 2001.

Premium persistency in the Company’s long-term disability block improved to 85.5 percent for the third quarter of 2002 compared to 84.8 percent in the third quarter of 2001. Persistency was stable in the short-term disability line relative to a year ago, but declined slightly when compared to the prior year in the group life line of business due to continued marketplace competitiveness. The additional amortization of deferred policy acquisition costs for persistency adjustments in the third quarter of 2002 totaled $8.7 million in the Employee Benefits segment, compared to $8.5 million in the third quarter of 2001. The profitability of the terminated business in this segment continues to be less than that of the in-force business.

The Individual segment includes results from the individual disability and individual long-term care lines of business. The Individual segment reported income of $70.7 million in the third quarter of 2002, compared to $61.3 million in the third quarter of 2001. Excluding before-tax losses of $10.0 million related to September 11th, income in the year ago quarter was $71.3 million.

Within this segment, the individual disability line of business reported income of $68.8 million in the third quarter of 2002, compared to income of $56.7 million in the year ago quarter. Excluding before-tax losses of $10.0 million related to September 11th, income in the year ago quarter was $66.7 million. Income in the individual long-term care line of business was $1.9 million for the third quarter of 2002 compared to $4.6 million for the same period of 2001. The lower income in this line primarily resulted from a higher benefit ratio, caused by higher new claims volumes.

Premium income in the Individual segment increased 5.2 percent to $478.0 million in the third quarter of 2002, compared to $454.3 million in the third quarter of 2001. New annualized sales in the individual disability line totaled $36.4 million in the third quarter of 2002, compared to $35.3 million in the third quarter of 2001. New annualized sales in the individual long-term care line totaled $16.6 million in the third quarter of 2002, compared to $13.1 million in the year ago quarter.

The Voluntary Benefits segment, which includes the results of products sold to groups of employees through payroll deduction at the workplace, reported income of $41.7 million in the third quarter of 2002, compared to $37.4 million in the third quarter of 2001, an increase of 11.5 percent. Premium income for this segment increased 7.9 percent to $214.2 million in the third quarter of 2002, compared to $198.6 million in the third quarter of 2001. New annualized sales in this segment increased 11.7 percent to $74.2 million in the third quarter of 2002, from $66.4 million in the third quarter of 2001.

The Other segment, which includes results from products no longer actively marketed, reported income of $12.2 million in the third quarter of 2002, compared to $13.6 million in the year ago quarter.

The Corporate segment, which includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, amortization of goodwill for the prior year period, and certain corporate expenses, reported a loss of $34.6 million in the third quarter of 2002, compared to a loss of $36.4 million in the third quarter of 2001.

The net realized after-tax investment losses in the third quarter of 2002, which totaled $45.8 million, were comprised of gross realized before-tax investment losses and writedowns of $83.9 million and gross realized before-tax investment gains of $13.6 million, for net realized before-tax investment losses of $70.3 million. For the third quarter of 2001, net realized after-tax investment losses, which totaled $5.9 million, were comprised of gross realized before-tax investment losses and writedowns of $46.6 million and gross realized before-tax investment gains of $37.5 million, for net realized before-tax investment losses of $9.1 million.

As of September 30, 2002, book value per common share was $27.62, compared to $24.90 a year ago. Book value per share excluding net unrealized gains and losses on securities was $24.69, compared to $23.71 a year ago.

UnumProvident Corporation senior management will host a conference call on Thursday, November 7 at 9:00 a.m. (eastern) to discuss the results of operations for the third quarter and may include forward-looking information, such as guidance on future results or trends in operations, as well as other material information. The dial-in number is (913) 981-5543. Alternatively, a live webcast of the call will be available at www.unumprovident.com in a listen-only mode. About fifteen minutes prior to the start of the call, you should access the “Investor and Shareholder Information” section of our website. A replay of the call will be available by telephone and on our website through Wednesday, November 13.

The subsidiaries of UnumProvident Corporation offer a comprehensive, integrated portfolio of products and services backed by industry-leading return-to-work resources and disability expertise. UnumProvident is the world leader in protecting income and lifestyles through its comprehensive offering of group, individual, and voluntary benefits products and services. UnumProvident has operations in the United States, Canada, the U.K., Japan, and elsewhere around the world.

A “safe harbor” is provided for “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Statements in this press release, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war; competitive factors, including pricing pressures; legislative or regulatory changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of claim-related litigation, the level of pension benefit costs and funding, and investment results, including credit deterioration of investments. For further information of risks and uncertainties that could affect actual results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2001 and subsequently filed Form 10-Qs. The forward-looking statements are being made as of the date of this press release and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.

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DIGEST OF EARNINGS
(Unaudited)
UnumProvident Corporation (UNM:NYSE)
and Subsidiaries

($ in millions except share data)	Three Months Ended September 30		Nine Months Ended September 30
	2002	2001	2002	2001
Revenue Excluding Net Realized Investment Loss	$2,513.9	$2,386.5	$7,416.1	$7,093.1
Income Before Special Items(1), Net Realized Investment Loss, and Cumulative Effect of Accounting Principle Change	$155.0	$148.6	$458.8	$442.5
Income Before Net Realized Investment Loss and Cumulative Effect of Accounting Principle Change	$155.0	$133.0	$458.8	$462.1
Net Income	$109.2	$127.1	$272.7	$455.2
Average Shares – Basic	241,453,783	242,020,756	242,192,857	241,718,476
Average Shares – Assuming Dilution	242,276,584	243,785,138	243,385,978	243,653,133
Income Per Share Before Special Items(1), Net Realized Investment Loss, and Cumulative Effect of Accounting Principle Change – Basic	$0.64	$0.61	$1.89	$1.83
Income Per Share Before Net Realized Investment Loss and Cumulative Effect of Accounting Principle Change – Basic	$0.64	$0.55	$1.89	$1.91
Net Income Per Share – Basic	$0.45	$0.53	$1.13	$1.88
Income Per Share Before Special Items(1), Net Realized Investment Loss, and Cumulative Effect of Accounting Principle Change – Assuming Dilution	$0.64	$0.61	$1.89	$1.82
Income Per Share Before Net Realized Investment Loss and Cumulative Effect of Accounting Principle Change – Assuming Dilution	$0.64	$0.55	$1.89	$1.90
Net Income Per Share – Assuming Dilution	$0.45	$0.52	$1.12	$1.87
Book Value			$27.62	$24.90
Book Value Excluding Net Unrealized Gains and Losses on Securities			$24.69	$23.71

(1)  Third quarter of 2001 refers to a before-tax charge of $24.0 million, or $15.6 million after tax ($0.06 per common share, basic and assuming diluation), related to September 11th; first quarter of 2001 refers to a tax benefit of $35.2 million ($0.14 per common share, basic and assuming dilution) related to the Company’s investment in its foreign reinsurance operations.